UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: November 9, 2006

Assurant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 859-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Management of Assurant, Inc. (the “Company”) has concluded that certain amounts were incorrectly classified in the Company’s unaudited Consolidated Statements of Cash Flows for the periods ended March 31, 2006 and 2005 and June 30, 2006 and 2005, included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (the “2006 Forms 10-Q”). In connection with the preparation of the Company’s Consolidated Financial Statements for the period ended September 30, 2006, management of the Company concluded on November 9, 2006 that the Company should file Forms 10-Q/A restating the Consolidated Statements of Cash Flows included in the 2006 Forms 10-Q. Accordingly, the Consolidated Financial Statements for the periods ended March 31, 2006 and June 30, 2006 should not be relied upon. Correct classifications were included in the Company’s unaudited Consolidated Statements of Cash Flows for the periods ended September 30, 2006 and 2005 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The Company has implemented enhancements to its internal control over financial reporting, primarily with respect to the periodic analysis and review of the statement of cash flows, designed to provide reasonable assurance that errors of this type in the Company’s Consolidated Statements of Cash Flows will not recur.

Although the restatements will affect the subtotals of cash flows from operating, investing and financing activities, they will have no impact on the net increase (decrease) in cash and cash equivalents for any previously reported period. The restatements will also have no impact on the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations or the related earnings per share amounts as of the end of or for any previously reported period.

The restatements are primarily attributable to the incorrect classification in prior periods of the net increase (decrease) in payables and receivables arising from investment purchases and sales that had not yet settled as of the end of the reporting period. In the affected previously reported Consolidated Statements of Cash Flows, changes in the net receivable/payable from unsettled investment purchases and sales were classified within “adjustments to reconcile net income to net cash provided by operating activities.” To the extent such balances pertained to investments classified as available for sale, changes in such balances should have been included within cash flows from investing activities, consistent with the related investments.

The above conclusions were reached in consultation with members of the Audit Committee of the Company’s Board of Directors. The Company has informed our independent registered public accounting firm, PricewaterhouseCoopers LLP, of these matters.

The following Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005 as well as for the six months ended June 30, 2006 and 2005 set forth the effects of these restatements:

	Three Months Ended 3/31/2006
	As Previously Reported	Impact of Restatement	As Restated
Net cash (used in) provided by operating activities	$(97,569)	$155,646	$58,077
Net cash provided by (used in) investing activities	30,081	(152,372)	(122,291)
Net cash (used in) financing activities	(137,376)	(3,274)	(140,650)

Change in cash and cash equivalents	(204,864)	—	(204,864)
Cash and cash equivalents at beginning of period	855,569	—	855,569

Cash and cash equivalents at end of period	$650,705	$—	$650,705

	Three Months Ended 3/31/2005
	As Previously Reported	Impact of Restatement	As Restated
Net cash provided by (used in) operating activities	$76,703	$(78,895)	$(2,192)
Net cash (used in) investing activities	(441,003)	73,822	(367,181)
Net cash provided by financing activities	32,252	5,073	37,325

Change in cash and cash equivalents	(332,048)	—	(332,048)
Cash and cash equivalents at beginning of period	807,082	—	807,082

Cash and cash equivalents at end of period	$475,034	$—	$475,034

	Six Months Ended 6/30/2006
	As Previously Reported	Impact of Restatement	As Restated
Net cash provided by operating activities	$170,113	$141,444	$311,557
Net cash (used in) investing activities	(166,711)	(145,579)	(312,290)
Net cash (used in) financing activities	(195,470)	4,135	(191,335)

Change in cash and cash equivalents	(192,068)	—	(192,068)
Cash and cash equivalents at beginning of period	855,569	—	855,569

Cash and cash equivalents at end of period	$663,501	$—	$663,501

	Six Months Ended 6/30/2005
	As Previously Reported	Impact of Restatement	As Restated
Net cash provided by operating activities	$194,167	$(10,289)	$183,878
Net cash (used in) investing activities	(407,698)	4,877	(402,821)
Net cash (used in) financing activities	(92,781)	5,412	(87,369)

Change in cash and cash equivalents	(306,312)	—	(306,312)
Cash and cash equivalents at beginning of period	807,082	—	807,082

Cash and cash equivalents at end of period	$500,770	$—	$500,770

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Assurant, Inc. (the “Company”) authorized the Company to extend the term (through December 31, 2008) of its existing Change in Control Severance Agreements with several officers, including the named executive officers, effective as of January 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANT, INC.

Date: November 14, 2006	By:	/s/ Katherine Greenzang
Katherine Greenzang Senior Vice President, General Counsel and Secretary